Exhibit 4.48
Agreement on Changes of the Lease Contract
“Lessor” Meritz Fire and Marine Insurance Co., Ltd. / “Lessee” GRAVITY Co., Ltd.
“Lessor” and “Lessee” hereby agree to the changes of the contract in the regard to the Lease Contract (hereinafter “Original Contract”) previously agreed on October 19 2005 for the floors of 7th and 11th through 14th of Meritz Tower.
The following are the terms of the changes:
1. Main Contract Conditions of “Original Contract”
Summary: Main Content of the Contract

Note	Content of the Changes	Remarks
Lease Floors	7th and 11th through 14th Floors

Lease Area	2,747.59 Pyeong

Lease Security Deposit	KRW 1,875,230,000 (KRW 682,500 / Pyeong)	KRW 89,297,000 increased

Monthly Rental Fee	- KRW 189,583,000 (KRW 69,000 / Pyeong)
(Excluding VAT)	- Payment Due Date: the last day of each month	KRW 13,738,000 increased

Monthly Maintenance Fee	- KRW 87,922,000 (32,000 KRW/Pyeong)
(Excluding VAT)	- Payment Due Date: the last day of each month	KRW 5,495,000 increased

Term of Lease	December 5 2006 ~ December 4 2007

Free Parking Lots	For 37 Vehicles

Conditions of Cancellation	Prior 6 Months Notice in Writing

Providing Guarantee of Security Deposit	Creating a collateral security, 120% of the lease security deposit

*	Unit of a hundred-KRW is cut.
2. Original Contract
Article 3 (Lease Security Deposit)
(1) Lease security deposit shall be KRW 1,875,230,000 (KRW 682,500 / Pyeong) and the additional amount of the lease security deposit (KRW 89,297,000) shall be paid by February 15 2007. (There shall be no interests regarding the lease security deposit)

Article 4 (Monthly Rental Fee)
(1) The Monthly Rental Fee shall be KRW 189,583,000 (KRW 69,000 / Pyeong).
Article 5 (Monthly Maintenance Fee)
(1) Maintenance fee shall be computed and charged from the beginning date of the term of the lease based on the contract area agreed in Article 1 and its amount shall be KRW 87,922,000 (KRW 32,000 / Pyeong) / month.
Others, except for the described above, shall follow “Original Contract.”
January 8th 2007

Lessor	Lessee
825-2 Yeoksam-Dong	825-2 Yeoksam-Dong
Gangnam-Gu, Seoul	Gangnam-Gu, Seoul
Meritz Fire & Marine Insurance Co., Ltd.	GRAVITY Co., Ltd.
/s/ Myoung-Soo Won	/s/ Il Young Ryu
Representative & President: Myoung-Soo Won	Representative: Il Young Ryu

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